Exhibit 99.1

Compass Diversified-Backed Altor Solutions to Acquire Lifoam
WESTPORT, Conn., August 19, 2024 -- Altor Solutions (“Altor”), a subsidiary of Compass Diversified (NYSE: CODI) and a leading designer and manufacturer of custom protective and cold-chain packaging solutions for the industrial and life sciences markets, today announced it has entered into a definitive agreement to acquire Lifoam Industries LLC (“Lifoam”), a manufacturer and distributor of temperature-controlled shipping solutions, for an enterprise value of $137 million in cash at closing (excluding working capital and certain other adjustments).
Founded in 1954, Lifoam is a leading manufacturer of temperature-controlled packaging products such as thermal shippers and refrigerant gel packs for the healthcare, commercial and retail industries. Lifoam is a carve-out of a business segment of LifeMade Products, a subsidiary of the material-science company Jadex Inc.
The acquisition of Lifoam will expand Altor’s presence in the cold-chain packaging sector and diversify its customer base with blue-chip cold-chain accounts. Lifoam brings significant synergies and enhancements to Altor, including seven manufacturing locations across the U.S. As an engineering-focused organization, Lifoam utilizes advanced computer-aided engineering and thermal molding capabilities to design and validate products, which are then qualified and pre-certified in two ISTA Standard 20 certified labs, equipped with three walk-in and two reach-in thermal testing chambers.
“This acquisition is a pivotal step in accelerating Altor’s long-term strategy to expand our capabilities, particularly in cold-chain packaging solutions,” said Altor’s CEO Terry Moody. “By acquiring Lifoam, we gain essential infrastructure, design, and certification capabilities, saving the time and resources required to develop these functions internally. We believe Lifoam’s strong market presence and specialized expertise will attract new customers and enable us to better serve our existing customers with a broader range of new products and expanded geographic coverage.”
Elias Sabo, CEO of Compass Diversified, added: “This acquisition brings substantial commercial, research and development, and operational expertise to Altor’s offerings. It also expands Altor’s geographic footprint to an industry-leading 23 facilities, enabling us to expand our customer base and enhance our ability to service national accounts. Additionally, Lifoam’s track record of equipping its facilities with innovative and cost-saving environmentally friendly measures, as well as its development of Bioffex, a plant-based expanded polystyrene alternative, aligns with Altor and CODI’s broader ESG goals and initiatives. We look forward to the combined company’s continued innovation and growth, which we believe will generate long-term value for CODI stakeholders.”
The acquisition is expected to close in September, subject to customary closing conditions.
About Altor Solutions
Based in St. Louis, Missouri, Altor Solutions is an innovative, engineering-focused company dedicated to designing and manufacturing top-quality industrial protective packaging products and cold-chain packaging solutions and services for the life sciences and perishable goods sectors. Established in 1957, Altor Solutions offers a diverse range of materials, including traditional plastics and sustainable, plant-

based options. The company operates 16 advanced facilities across North America, specializing in the production and assembly of essential components for protective packaging, OEM parts, and temperature-controlled containers. For more information, please visit www.altorsolutions.com.
About Lifoam
Headquartered in Greer, South Carolina, Lifoam Industries LLC is a leading manufacturer of thermally controlled packaging solutions. Founded in 1954, Lifoam operates seven state-of-the-art manufacturing, warehousing, and distribution facilities across the United States, specializing in the production of EPS coolers, refrigerant gels, and innovative packaging solutions tailored for healthcare/pharmaceutical, seafood/commercial, and retail end markets. With a commitment to sustainability and innovation, Lifoam is at the forefront of developing environmentally-friendly packaging alternatives. For more information, please visit www.lifoam.com.
About Compass Diversified (“CODI”)
Since its IPO in 2006, CODI has consistently executed on its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit www.compassdiversified.com.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the future performance of Lifoam, Altor and CODI and the anticipated closing of the transaction. Words such as "believes," "expects," “will,” “anticipates,” “intends,” “continue,” "projects," “potential,” “assuming,” and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, some of which are not currently known to CODI. In addition to factors previously disclosed in CODI’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain necessary approvals and meet other closing conditions to the acquisition on the expected terms and schedule; delay in closing the acquisition; difficulties and delays in integrating Lifoam’s business or fully realizing cost savings and other benefits; business disruption following the closing of the transaction; changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Further information regarding CODI and factors which could affect the forward-looking statements contained herein can be found in CODI’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date they are made. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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